UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 2) *

First Bancshares Inc MS (FBMS)
(Name of Issuer)

Common Stock
(Title of Class of Securities)

318916 10 3
(CUSIP Number)

12/31/2023
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☑	Rule 13d-1(c)

☐	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	318916 10 3	Page 2 of 18

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		FJ Capital Management LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	1,380,824 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH:	8	SHARED DISPOSITIVE POWER	1,099,934 (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		1,380,824 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		4.27%
12	TYPE OF REPORTING PERSON		IA

(1)	Consists of 928,836 shares of common stock of the Issuer held by Financial Opportunity Fund LLC, 50,132 shares of common stock of the Issuer held by Financial Hybrid Opportunity Fund LLC, 120,966 shares of common stock of the Issuer held by Financial Hybrid Opportunity SPV I LLC, of which FJ Capital Management LLC is the managing member, 169,506 shares of common stock of the Issuer held by Bridge Equities V, LLC, and 111,384 shares of common stock of the Issuer held by Bridge Equities XIV, LLC, of which FJ Capital Management LLC is the sub-investment advisor; as such, the Reporting Person may be deemed to be a beneficial owner of reported shares but as to which the Reporting Person disclaims beneficial ownership.

(2)	Consists of 928,836 shares of common stock of the Issuer held by Financial Opportunity Fund LLC, 50,132 shares of common stock of the Issuer held by Financial Hybrid Opportunity Fund LLC, 120,966 shares of common stock of the Issuer held by Financial Hybrid Opportunity SPV I LLC, of which FJ Capital Management LLC is the managing member; as such, the Reporting Person may be deemed to be a beneficial owner of reported shares but as to which the Reporting Person disclaims beneficial ownership.

CUSIP No.	318916 10 3	Page 3 of 18

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Financial Opportunity Fund LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	928,836 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH:	8	SHARED DISPOSITIVE POWER	928,836 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		928,836 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		2.87%
12	TYPE OF REPORTING PERSON		OO

(1)	Consists of 928,836 shares of common stock of the Issuer held by Financial Opportunity Fund LLC.

CUSIP No.	318916 10 3	Page 4 of 18

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Financial Hybrid Opportunity Fund LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	50,132 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH:	8	SHARED DISPOSITIVE POWER	50,132 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		50,132 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		0.16%
12	TYPE OF REPORTING PERSON		OO

(1)	Consists of 50,132 shares of common stock of the Issuer held by Financial Hybrid Opportunity Fund LLC.

CUSIP No.	318916 10 3	Page 5 of 18

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Financial Hybrid Opportunity SPV I LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	120,966 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH:	8	SHARED DISPOSITIVE POWER	120,966 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		120,966 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		0.37%
12	TYPE OF REPORTING PERSON		OO

(1)	Consists of 120,966 shares of common stock of the Issuer held by Financial Hybrid Opportunity SPV I LLC.

CUSIP No.	318916 10 3	Page 6 of 18

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Martin Friedman
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		United States
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	1,380,824 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH:	8	SHARED DISPOSITIVE POWER	1,099,934 (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		1,380,824 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		4.27%
12	TYPE OF REPORTING PERSON		IN

(1)	Consists of 928,836 shares of common stock of the Issuer held by Financial Opportunity Fund LLC, 50,132 shares of common stock of the Issuer held by Financial Hybrid Opportunity Fund LLC, 120,966 shares of common stock of the Issuer held by Financial Hybrid Opportunity SPV I LLC, of which FJ Capital Management LLC is the managing member, 169,506 shares of common stock of the Issuer held by Bridge Equities V, LLC, and 111,384 shares of common stock of the Issuer held by Bridge Equities XIV, LLC, of which FJ Capital Management LLC is the sub-investment advisor. Martin Friedman is the Managing Member of FJ Capital Management LLC; as such, Mr. Friedman may be deemed to be a beneficial owner of reported shares but as to which Mr. Friedman disclaims beneficial ownership.
(2)	Consists of 928,836 shares of common stock of the Issuer held by Financial Opportunity Fund LLC, 50,132 shares of common stock of the Issuer held by Financial Hybrid Opportunity Fund LLC, 120,966 shares of common stock of the Issuer held by Financial Hybrid Opportunity SPV I LLC, of which FJ Capital Management LLC is the managing member. Martin Friedman is the Managing Member of FJ Capital Management LLC; as such, Mr. Friedman may be deemed to be a beneficial owner of reported shares but as to which Mr. Friedman disclaims beneficial ownership.

CUSIP No.	318916 10 3	Page 7 of 18

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Bridge Equities V, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	169,506 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH:	8	SHARED DISPOSITIVE POWER	169,506 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		169,506 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		0.52%
12	TYPE OF REPORTING PERSON		OO

(1)	Consists of 169,506 shares of common stock of the Issuer held by Bridge Equities V, LLC.

CUSIP No.	318916 10 3	Page 8 of 18

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Bridge Equities XIV, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	111,384 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH:	8	SHARED DISPOSITIVE POWER	111,384 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		111,384 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		0.34%
12	TYPE OF REPORTING PERSON		OO

(1)	Consists of 111,384 shares of common stock of the Issuer held by Bridge Equities XIV, LLC.

CUSIP No.	318916 10 3	Page 9 of 18

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		SunBridge Manager, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	280,890 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH:	8	SHARED DISPOSITIVE POWER	280,890 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		280,890 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		0.87%
12	TYPE OF REPORTING PERSON		OO

(1)	Consists of 169,506 shares of common stock of the Issuer held by Bridge Equities V, LLC, and 111,384 shares of common stock of the Issuer held by Bridge Equities XIV, LLC, of which SunBridge Manager, LLC is the Managing Member; as such, the Reporting Person may be deemed to be a beneficial owner of reported shares.

CUSIP No.	318916 10 3	Page 10 of 18

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		SunBridge Holdings, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	280,890 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH:	8	SHARED DISPOSITIVE POWER	280,890 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		280,890 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		0.87%
12	TYPE OF REPORTING PERSON		OO

(1)       Consists of 169,506 shares of common stock of the Issuer held by Bridge Equities V, LLC, and 111,384 shares of common stock of the Issuer held by Bridge Equities XIV, LLC, of which SunBridge Manager, LLC is the Managing Member. SunBridge Holdings, LLC is the Managing Member of SunBridge Manager, LLC; as such, the Reporting Person may be deemed to be a beneficial owner of reported shares but as to which the Reporting Person disclaims beneficial ownership.

CUSIP No.	318916 10 3	Page 11 of 18

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		White Oak Enterprises, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Maryland
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	280,890 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH:	8	SHARED DISPOSITIVE POWER	280,890 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		280,890 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		0.87%
12	TYPE OF REPORTING PERSON		CO

(1)	Consists of 169,506 shares of common stock of the Issuer held by Bridge Equities V, LLC, and 111,384 shares of common stock of the Issuer held by Bridge Equities XIV, LLC, of which SunBridge Manager, LLC is the Managing Member. SunBridge Holdings, LLC is the Managing Member of SunBridge Manager, LLC. White Oak Enterprises, Inc. is the Manager of SunBridge Holdings, LLC; as such, the Reporting Person may be deemed to be a beneficial owner of reported shares but as to which the Reporting Person disclaims beneficial ownership.

CUSIP No.	318916 10 3	Page 12 of 18

Item 1(a).	Name of Issuer:

First Bancshares Inc. MS (FBMS)

Item 1(b).	Address of Issuer’s Principal Executive Offices:

6480 U.S. Highway 98 West, Suite A
Hattiesburg, MS 39402

Item 2(a).	Name of Person Filing:

This Schedule 13G is being filed on behalf of the following Reporting Persons:

Financial Opportunity Fund LLC

Financial Hybrid Opportunity Fund LLC

Financial Hybrid Opportunity SPV I LLC

Bridge Equities V, LLC

Bridge Equities XIV, LLC

FJ Capital Management LLC

Martin Friedman

SunBridge Manager, LLC

SunBridge Holdings, LLC

White Oak Enterprises, Inc

Item 2(b).	Address of Principal Business Office or, if None, Residence:

FJ Capital Management, LLC

7901 Jones Branch Drive, Suite 210

McLean, VA 22102

Financial Opportunity Fund LLC

7901 Jones Branch Drive, Suite 210

McLean, VA 22102

Financial Hybrid Opportunity Fund LLC

7901 Jones Branch Drive, Suite 210

McLean, VA 22102

Financial Hybrid Opportunity SPV I LLC

7901 Jones Branch Drive, Suite 210

McLean, VA 22102

Martin Friedman

7901 Jones Branch Drive, Suite 210

McLean, VA 22102

Bridge Equities V, LLC

8171 Maple Lawn Blvd, Suite 375

Fulton, MD 20759

Bridge Equities XIV, LLC

8171 Maple Lawn Blvd, Suite 375

Fulton, MD 20759

CUSIP No.	318916 10 3	Page 13 of 18

SunBridge Manager, LLC

8171 Maple Lawn Blvd, Suite 375

Fulton, MD 20759

SunBridge Holdings, LLC

8171 Maple Lawn Blvd, Suite 375

Fulton, MD 20759

White Oak Enterprises, Inc

8171 Maple Lawn Blvd, Suite 375

Fulton, MD 20759

Item 2(c).	Citizenship:

Financial Opportunity Fund LLC, Financial Hybrid Opportunity Fund LLC, Financial Hybrid Opportunity SPV I LLC, Bridge Equities V, LLC, Bridge Equities XIV, LLC and FJ Capital Management LLC, SunBridge Manager, LLC, SunBridge Holdings, LLC – Delaware limited liability companies

Martin Friedman – United States citizen

White Oak Enterprises, Inc – Maryland corporation

Item 2(d).	Title of Class of Securities:

Common Stock

Item 2(e).	CUSIP Number:

318916 10 3

Item 3.	If This Statement is Filed Pursuant to §§240.13d-1(b), or 240.13d-2(b) or (c), Check Whether the Person Filing is a:

(a)	☐	Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).

(b)	☐	Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)	☐	Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

(d)	☐	Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

(g)	☐	A parent holding company or control person in accordance with §240.13d-1(b)(ii)(G);

(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act (15 U.S.C. 80a-3);

(j)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(J).

CUSIP No.	318916 10 3	Page 14 of 18

Item 4.	Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)	Amount beneficially owned:

FJ Capital Management LLC – 1,380,824shares

Financial Opportunity Fund LLC – 928,836 shares

Financial Hybrid Opportunity Fund LLC – 50,132 shares

Financial Hybrid Opportunity SPV I LLC – 120,966 shares

Martin Friedman – 1,380,824shares

Bridge Equities V, LLC – 169,506 shares

Bridge Equities XIV, LLC – 111,384 shares

SunBridge Manager, LLC – 280,890 shares

SunBridge Holdings, LLC - 280,890 shares

White Oak Enterprises, Inc – 280,890 shares

(b)	Percent of class:

FJ Capital Management LLC – 4.27%

Financial Opportunity Fund LLC – 2.87%

Financial Hybrid Opportunity Fund LLC – 0.16%

Financial Hybrid Opportunity SPV I LLC – 0.37%

Martin Friedman – 4.27%

Bridge Equities V, LLC – 0.52%

Bridge Equities XIV, LLC – 0.34%

SunBridge Manager, LLC – 0.87%

SunBridge Holdings, LLC – 0.87%

White Oak Enterprises, Inc. – 0.87%

(c)	Number of shares as to which such person has:

(i) Sole power to vote or to direct the vote

All Reporting Persons - 0

(ii) Shared power to vote or to direct the vote

FJ Capital Management LLC – 1,380,824shares

Financial Opportunity Fund LLC – 928,836 shares

Financial Hybrid Opportunity Fund LLC – 50,132 shares

Financial Hybrid Opportunity SPV I LLC – 120,966 shares

Martin Friedman – 1,380,824shares

Bridge Equities V, LLC – 169,506 shares

Bridge Equities XIV, LLC – 111,384 shares

SunBridge Manager, LLC – 280,890 shares

SunBridge Holdings, LLC - 280,890 shares

White Oak Enterprises, Inc – 280,890 shares

CUSIP No.	318916 10 3	Page 15 of 18

(iii)	Sole power to dispose or to direct the disposition of

All Reporting Persons – 0

(iv)	Shared power to dispose or to direct the disposition of

FJ Capital Management LLC – 1,099,934 shares

Financial Opportunity Fund LLC – 928,836 shares

Financial Hybrid Opportunity Fund LLC – 50,132 shares

Financial Hybrid Opportunity SPV I LLC – 120,966 shares

Martin Friedman – 1,099,934 shares

Bridge Equities V, LLC – 169,506 shares

Bridge Equities XIV, LLC – 111,384 shares

SunBridge Manager, LLC – 280,890 shares

SunBridge Holdings, LLC - 280,890 shares

White Oak Enterprises, Inc – 280,890 shares

Item 5.	Ownership of Five Percent or Less of a Class.
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☑

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

N/A.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

N/A

Item 8.	Identification and Classification of Members of the Group.

Due to the relationships among them, the reporting persons hereunder may be deemed to constitute a “group” with one another for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934.

Item 9.	Notice of Dissolution of Group.

N/A

Item 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

CUSIP No.	318916 10 3	Page 16 of 18

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: 1/5/2024

Financial Opportunity Fund LLC

By: FJ Capital Management LLC, its Managing Member

By:     /s/ Martin Friedman

Name: Martin Friedman

Title: Managing Member

Financial Hybrid Opportunity Fund LLC

By: FJ Capital Management LLC, its Managing Member

By:     /s/ Martin Friedman

Name: Martin Friedman

Title: Managing Member

Financial Hybrid Opportunity SPV I LLC

By: FJ Capital Management LLC, its Managing Member

By:     /s/ Martin Friedman

Name: Martin Friedman

Title: Managing Member

FJ Capital Management LLC

By:     /s/ Martin Friedman

Name: Martin Friedman

Title: Managing Member

/s/ Martin Friedman

MARTIN FRIEDMAN

CUSIP No.	318916 10 3	Page 17 of 18

Bridge Equities V, LLC

By: SunBridge Manager, LLC, its Managing Member

By:    /s/ David J. Korotkin

Name: David J. Korotkin

Title: Vice President

Bridge Equities XIV, LLC

By: SunBridge Manager, LLC, its Managing Member

By:    /s/ David J. Korotkin

Name: David J. Korotkin

Title: Vice President

SunBridge Manager, LLC

By: SunBridge Holdings, LLC, its Managing Member

By:    /s/ David J. Korotkin

Name: David J. Korotkin

Title: Vice President

SunBridge Holdings, LLC

By: White Oak Enterprises, Inc., its Manager

By:    /s/ David J. Korotkin

Name: David J. Korotkin

Title: Vice President

White oak enterprises, inc.

By:    /s/ David J. Korotkin

Name: David J. Korotkin

Title: Vice President

CUSIP No.	318916 10 3	Page 18 of 18

Joint Filing Agreement

The undersigned agree that this Schedule 13G, and all amendments thereto, relating to the Common Stock Shore Bancshares, Inc (SHBI) shall be filed on behalf of the undersigned.

Financial Opportunity Fund LLC

By: FJ Capital Management, LLC

By:     /s/ Martin Friedman

Name: Martin Friedman

Title: Managing Member

Financial Hybrid Opportunity

Fund LLC

By: FJ Capital Management, LLC

By:     /s/ Martin Friedman

Name: Martin Friedman

Title: Managing Member

Financial Hybrid Opportunity SPV I LLC

By: FJ Capital Management, LLC

By:     /s/ Martin Friedman

Name: Martin Friedman

Title: Managing Member

FJ Capital Management LLC

By:     /s/ Martin Friedman

Name: Martin Friedman

Title: Managing Member

/s/ Martin Friedman

MARTIN FRIEDMAN

Bridge Equities V, LLC

By: SunBridge Manager, LLC, its Managing Member

By:    /s/ David J. Korotkin

Name: David J. Korotkin

Title: Vice President

Bridge Equities XIV, LLC

By: SunBridge Manager, LLC, its Managing Member

By:    /s/ David J. Korotkin

Name: David J. Korotkin

Title: Vice President

SunBridge Manager, LLC

By: SunBridge Holdings, LLC, its Managing Member

By:    /s/ David J. Korotkin

Name: David J. Korotkin

Title: Vice President

Sunbridge holdings, llc

By: White Oak Enterprises, Inc., its Manager

By:    /s/ David J. Korotkin

Name: David J. Korotkin

Title: Vice President

White oak enterprises, inc.

By:    /s/ David J. Korotkin

Name: David J. Korotkin

Title: Vice President